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                      EMPLOYMENT CONTRACT FOR ANDREW SMITH
                      ------------------------------------


This agreement is made October 30, 1997, at the City of Fort Lauderdale, County of Broward, State of Florida, between ADS Advertising Corpora tion d/b/a The Smith Agency, employer and Andrew Smith, employee.

Employer is engaged in the business of providing marketing and advertising services, to corporate clients and maintains a business in the City of Fort Lauderdale, County of Broward , State of Florida.

Employee is willing to be employed by employer, and employer is willing to employ employee, on the terms, covenants, and conditions set forth in this agreement.

      WHEREAS it is the intent of employer to obtain a full-time em ployee with integrity and requisite qualifications who has prior working experience with employer, to continue to act in an executive management function with the corporation, and it is the intent of Andrew Smith to fulfill the intent of employer and be compensated for such employment.

      In consideration of the mutual covenants and promises of the parties, employer and employee covenant and agree as follows:

SECTION ONE: Employer does hire and employ employee as President and Chairman of its entire corporation, and employee does accept and agree to such hiring and employment. In consideration of the invaluable and sustaining contributions during the inception, research and development of the company, Andrew Smith will, in perpetuity, possess the title of founder of the company and its subsequent holdings. This title is not related to continued employment or any amount of stock holding retained. Subject to the supervision and pursuant to the orders, advice, and directions of employer, employee shall direct all phases of said corporation, subject only to the final direction of employer, and shall perform such other duties as are customarily performed by one holding such position in other similar businesses or enterprises as that engaged in by employer, and shall also additionally render such other and unrelated services and duties as may be assigned to employee from time to time by employer.

SECTION TWO: Employee agrees to perform, at all times faithfully, industriously, and to the best of his ability, experience, and talent, all of the duties that may be required of and from him pursuant to the express and









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implicit terms of this  agreement,  to the reasonable  satisfaction of employer.
Such duties shall be rendered at employer's place of business and at such other place or places as employer shall in good faith require or as the interests, needs, business, and opportunities of employer shall require or make advisable.

SECTION THREE: The term of this agreement shall be for a period of five (5) years, commencing on October , 1997, and terminating on October , 2002, subject, however, to prior termination as provided below.

SECTION FOUR: Employer shall pay employee and employee agrees to accept from employer, for employee's services under this agreement, compensation at the gross rate of ONE HUNDRED THOUSAND ($100,000) DOLLARS per year for serving as President and CEO. Said compensations shall be paid on a weekly basis and shall be increased by 10% per year effective the first day of January, 1999, during the term of this contract. It is expressly understood that employee's compensation under this agreement may be supplemented by additional stock option plans from employer. In addition, employer agrees to establish an expense account from which it will reimburse employee for any and all necessary, customary, and usual expenses incurred by him on behalf of the employer pursuant to employer's directions.

SECTION FIVE: Employer shall provide family health insurance as well as dental insurance to employee with no contribution required from employee.

SECTION SIX:  Employer  shall provide a company  vehicle  (1997  Volvo),  or the
financial   equivalent  at  employee's  option,  to  employee  and  provide  all maintenance, insurance, repair and fuel to said vehicle.

SECTION SEVEN: Employer shall provide three (3) weeks annual paid vacation and one (1) weeks annual paid sick leave to employee. In addition to vacation and sick days, the employee shall have the following designated holidays: New Year's Day, Birthday of Martin Luther King, Jr., Lincoln's Birthday, Washington's Birthday, Good Friday, Memorial Day, July 4th, Labor Day and the following Friday, and Christmas Day (Note: Should any of the above dates fall on Saturday or Sunday, the following Monday shall be deemed as a holiday).

SECTION EIGHT: Employer shall compensate employee as a "Perfor mance Incentive Bonus as follows: Sliding Scale as follows:
















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Based upon Net Profit.

From 0 to $149,000            10%
From $150,000 to $299,000     15%
From $300,000 and over        20%

To be paid at the end of the fiscal year (1998).
For a period of 2 years to be reviewed at the end of term,but will not be less than what was received in years (1) one and (2) two. Andrew Smith has choice of cash, common stock or any combination of the two.

SECTION NINE: Notwithstanding anything in this agreement to the contrary, employer has the option to terminate this agreement in the event that during its term employee shall become permanently disable as the term permanently disabled is defined below. Such option shall be exercised by employer giving notice to employee by registered mail The giving of such notice this agreement and the term of this agreement come to an end on the last day of the month in which the notice is mailed, with the same force and effect as is that day were originally set forth as the termination date. For the purposes of the agreement, employee shall be deemed to have become permanently disabled if, during any year of the term of this agreement, because of ill health, physical or mental disability, or for other causes beyond his control, he shall have been continuously unable or unwilling or have failed to perform his duties under this contract for thirty
(30) consecutive days or if , during any year of the term of this agreement, he shall have been unable or unwilling or have failed to perform his duties for a total period of sixty (60) days, either consecutive of not. For the purposes of this agreement, the term "any year of the term of this agree ment" is defined to mean any period of twelve (12) calendar months commencing on the eighth day of October and terminating on the last day of September, of the following year during the term of this agreement.

SECTION TEN: Employee shall devote all his time, attention, knowledge, and skill solely and exclusively to the business and interest of employer, and employer shall be entitled to all of the benefits, emoluments profits, or other issues arising from or incident to any and all work, services and advice of employee, and employee expressly agrees that during the term of this agreement he will not be interested, directly or indirectly, in any form, fashion manner, as partner, officer, director, stockholder, advisor, employee, or in any other form or capacity in any other business similar to employer's business or any allied












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trade;  provide,  however,  that nothing shall be deemed to prevent or limit the right of employee to invest any of his funds in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, nor shall anything be deemed to prevent employee from investing or limit employee's right to invest his funds in real estate.

SECTION ELEVEN: Employee further specifically agrees that he will not at any time, in any manner, either directly or indirectly, communicate to any person, form, or corporation any information of any kind concerning any matters affecting or relating to the business of employer, including, without limiting the generality of the foregoing, the names of any of its customers, the prices it obtains or has obtained or at which it sells or has sold its products, or any other information of, about, or concerning the business of employer, its manner of operation, its plans, processes, or other date of any kind, nature, or description without regard to whether any or all of the foregoing matters would be deemed confidential, material, or important, the parties stipulating that as between them, the matters are important material and confidential and gravely affect the effective and successful conduct of the business of the employer, and its good-will, and that any breach of the terms of this paragraph is a material breach of this agreement.

SECTION TWELVE: Anything contained in this agreement to the contrary notwithstanding, it is understood and agreed that employee shall not have the right to make any contracts or commitments for or on behalf of employer without the written consent of employer.

SECTION THIRTEEN: This written agreement contains the sole and entire agreement between the parties and shall supersede any and all other agreements between the parties. The parties acknowledge and agree that neither of them has made any representation with respect to the subject matter of this agreement or any representations inducing its execution and delivery except such representations as are specifically set forth in this writing and the parties acknowledge that they have had the opportunity to have legal counsel of their choice review this agreement prior to entering into the same.

SECTION FOURTEEN: It is agreed that no waiver or modification of this agreement or of any covenant, condition, or limitation contained in it shall be valid unless it is in writing and duly executed by the party to be charged with it, and that no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties












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arising out of or affecting this agreement,  or the rights or obligations of any party under it, unless such waiver or modification is in writing, duly executed as above. The parties agree that the provisions of this paragraph may not be waived except by a duly executed writing.

SECTION FIFTEEN: The parties agree that it is their intention and covenant that this agreement and performance under it and all suits relating to it be construed in accordance with and under and pursuant to the laws of the State of Florida, with venue in Broward County.

SECTION SIXTEEN: This agreement shall be binding on and inure to the benefit of the respective parties and their executors, administrators, heirs, personal representatives, successors and assigns.

SECTION SEVENTEEN: Severability. Should any portion of this agreement be found to be unenforceable at law, the remaining provisions of this agreement are to remain in full force and effect.

NOTICE REQUIREMENTS SENT TO:



By:  s/ Andrew Smith           / Date:  10/30/97
   ----------------------------         --------


By:  s/David Bawarsky          / Date:  10/30/97
   ----------------------------         --------
























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